Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-165144, 333-172492, 333-180770, 333-187406, 333-194833, 333-203028, 333- 210420, 333-216893, 333-223838, 333-230391 and 333-237405) pertaining to the 2016 Incentive Compensation Plan (formerly 2006 Incentive Compensation Plan) of Allot  Ltd., of our reports dated March 15, 2021, with respect to the consolidated financial statements of Allot Ltd., and  the effectiveness of internal control over financial reporting of Allot Ltd., included in this Annual Report (Form  20-F) for the year ended December 31, 2020.

Tel Aviv, Israel March 15, 2021	/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global